UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2026

EDIBLE GARDEN AG INCORPORATED
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41371	85-0558704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

283 County Road 519 Belvidere, New Jersey	07823
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 750-3953

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EDBL	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	EDBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 4, 2026, Edible Garden AG Incorporated (the “Company”, “we” or “us”), entered into two Interim Order Agreements (the “IOAs”) with Tetra Pak Inc. (“Tetra Pak”).

Processing IOA

One of the IOAs (the “Processing IOA”) relates to the initiation of engineering services and preliminary procurement activities in connection with processing equipment for the Company’s anticipated production project at its facility in Webster City, Iowa (the “Project”). Under the Processing IOA, Tetra Pak has agreed to perform certain preliminary engineering, design and procurement-related services intended to allow the parties to proceed with the Project while they negotiate a final supply agreement (the “Final Agreement”).

The aggregate price for the services under the Processing IOA is payable in two equal installments, with an initial payment due within 30 days of invoice and the second installment due 30 days thereafter. If the parties enter into a Final Agreement, amounts paid under the Processing IOA will be credited against amounts payable under the Final Agreement.

The Processing IOA will terminate automatically upon the earlier of (i) execution of a Final Agreement or (ii) approximately eight weeks following execution of the Processing IOA, unless earlier terminated by the Company. If the Processing IOA expires or is terminated without a Final Agreement being executed, Tetra Pak is generally required to cancel any equipment orders placed pursuant to the Processing IOA, subject to the Company’s obligation to pay for services performed and certain costs incurred prior to termination.

Packaging IOA

The second IOA (the “Packaging IOA”) relates to the initiation of engineering services and preliminary procurement activities in connection with packaging for the Project. The Packaging IOA provides for the commencement of detailed design work and the reservation or ordering of certain long‑lead equipment items while the parties continue to negotiate a Final Agreement governing the full scope of equipment supply.

The aggregate price for the services under the Packaging IOA is payable within 30 days of invoice and is not refundable. The amount payable under the Packaging IOA represents a portion of the anticipated total equipment price and, if a Final Agreement is executed, will be applied as a credit toward amounts due under such Final Agreement.

The Packaging IOA will terminate automatically upon the earlier of (i) execution of a Final Agreement or (ii) May 19, 2026, unless earlier terminated by the Company. If the Packaging IOA is terminated or expires without a Final Agreement being executed, Tetra Pak will have no obligation to deliver equipment, and the Company may be required to pay for services performed and certain costs incurred prior to termination, subject to the terms of the Packaging IOA.

Additional Terms

Each IOA provides that no equipment will be delivered unless and until the parties enter into a Final Agreement. The IOAs also contain customary provisions regarding intellectual property, confidentiality, governing law (Texas), and limitations of liability applicable to the interim services provided thereunder.

The foregoing descriptions of the Processing IOA and the Packaging IOA do not purport to be complete and are qualified in their entirety by reference to the full text of the Processing IOA and the Packaging IOA, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8‑K and are incorporated herein by reference.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1*	Interim Order Agreement, by and between the Company and Tetra Pak Inc., dated as of March 4, 2026 for processing.
10.2*	Interim Order Agreement, by and between the Company and Tetra Pak Inc., dated as of March 4, 2026 for packaging.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain terms in the Processing IOA and the Packaging IOA have been omitted from this Current Report on Form 8‑K and from the exhibits filed herewith pursuant to Item 601(b)(10)(iv) of Regulation S‑K because they are not material and are the type of information that the Company treats as private or confidential.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDIBLE GARDEN AG INCORPORATED

Date: March 10, 2026	By:	/s/ James E. Kras
	Name:	James E. Kras
	Title:	President and Chief Executive Officer

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